Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES SECOND QUARTER 2024 EARNINGS

▪	Revenues of $95.9 million compared to $84.9 million in the prior year period
▪	Pretax income of $6.7 million
▪	Net income of $4.7 million, or $0.19 per diluted share
▪	New contract purchases of $431.9 million, compared to $318.4 million in the prior year period

LAS VEGAS, NV, July 30, 2024 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $4.7 million, or $0.19 per diluted share, for its second quarter ended June 30, 2024. This compares to a net income of $14.0 million, or $0.55 per diluted share, in the second quarter of 2023.

Revenues for the second quarter of 2024 were $95.9 million, an increase of $11.0 million, or 13.0%, compared to $84.9 million for the second quarter of 2023. Total operating expenses for the second quarter of 2024 were $89.2 million compared to $66.3 million for the 2023 period. A reversal of provision for credit loss expense reduced operating expenses by $2.0 million in the second quarter of 2024 and $9.7 million in the second quarter of 2023. Pretax income for the second quarter of 2024 was $6.7 million compared to pretax income of $18.6 million in the second quarter of 2023.

For the six months ended June 30, 2024 total revenues were $187.6 million compared to $168.0 million for the six months ended June 30, 2023, an increase of approximately $19.7 million, or 11.7%. Total operating expenses for the six months ended June 30, 2024 were $174.4 million, compared to $130.9 million for the six months ended June 30, 2023. A reversal of provision for credit loss expense reduced operating expenses in the first six months of 2024 and 2023, by $3.6 million and $18.7 million, respectively. Pretax income for the six months ended June 30, 2024 was $13.2 million, compared to $37.0 million for the six months ended June 30, 2023. Net income for the six months ended June 30, 2024 was $9.3 million compared to $27.8 million for the six months ended June 30, 2023.

During the second quarter of 2024, CPS purchased $431.9 million of new contracts compared to $346.3 million during the first quarter of 2024 and $318.4 million during the second quarter of 2023. The Company's receivables totaled $3.173 billion as of June 30, 2024, an increase from $3.021 billion as of March 31, 2024 and an increase from $2.910 billion as of June 30, 2023.

Annualized net charge-offs for the second quarter of 2024 were 7.26% of the average portfolio as compared to 6.29% for the second quarter of 2023. Delinquencies greater than 30 days (including repossession inventory) were 13.29% of the total portfolio as of June 30, 2024, as compared to 11.72% as of June 30, 2023.

"During our second quarter, origination volumes outpaced last year’s second quarter by 36%, leading to the closing of our largest securitization in company history,” said Charles E. Bradley Jr., Chief Executive Officer. "We remain focused on controlled growth and improving operating efficiency."

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Conference Call

CPS originally announced on July 29, 2024, that it will hold a conference call on July 31, 2024 at 1:00 p.m. ET to discuss its second quarter 2024 operating results. A modification has now been made to the start time. The call will now start at 3:00 p.m. ET. No other changes to the call were made.

Those wishing to participate can pre-register for the conference call at the following link https://register.vevent.com/register/BI5a2c5e2c2a8946a5896de7685ccf8ea1. Registered participants will receive an email containing conference call details for dial-in options. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the schedule start time. A replay will be available beginning two hours after conclusion of the call for 12 months via the Company’s website at https://ir.consumerportfolio.com/investor-relations.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded figures representing allowances for remaining expected lifetime credit losses, its estimates of fair value (most significantly for its receivables accounted for at fair value), its provision for credit losses, its entries offsetting the preceding, and figures derived from any of the preceding. In each case, such figures are forward-looking statements because they are dependent on the Company’s estimates of losses to be incurred in the future. The accuracy of such estimates may be adversely affected by various factors, which include the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. Any or all of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to losses to be incurred in the future may affect future performance.

Investor Relations Contact

Danny Bharwani, Chief Financial Officer

949-753-6811

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenues:
Interest income	$88,367	$82,637	$172,655	$162,699
Mark to finance receivables measured at fair value	5,500	–	10,500	–
Other income	2,013	2,221	4,469	5,259
	95,880	84,858	187,624	167,958
Expenses:
Employee costs	23,725	21,147	48,141	43,180
General and administrative	13,260	11,783	27,013	23,180
Interest	46,710	35,706	88,678	68,465
Provision for credit losses	(1,950)	(9,700)	(3,585)	(18,700)
Other expenses	7,463	7,318	14,148	14,798
	89,208	66,254	174,395	130,923
Income before income taxes	6,672	18,604	13,229	37,035
Income tax expense	2,000	4,650	3,967	9,258
Net income	$4,672	$13,954	$9,262	$27,777

Earnings per share:
Basic	$0.22	$0.67	$0.44	$1.35
Diluted	$0.19	$0.55	$0.38	$1.09

Number of shares used in computing earnings per share
Basic	21,263	20,866	21,203	20,643
Diluted	24,263	25,373	24,433	25,384

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2024	2023
Assets:
Cash and cash equivalents	$9,752	$6,174
Restricted cash and equivalents	256,859	119,257
Finance receivables measured at fair value	2,960,375	2,722,662

Finance receivables	12,714	27,553
Allowance for finance credit losses	(684)	(2,869)
Finance receivables, net	12,030	24,684

Deferred tax assets, net	2,418	3,736
Other assets	45,108	27,233
	$3,286,542	$2,903,746

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$66,393	$62,544
Warehouse lines of credit	82,175	234,025
Residual interest financing	99,079	49,875
Securitization trust debt	2,736,225	2,265,446
Subordinated renewable notes	22,356	17,188
	3,006,228	2,629,078

Shareholders' equity	280,314	274,668
	$3,286,542	$2,903,746

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023

Contracts purchased	$431.88	$318.39	$778.19	$733.54
Contracts securitized	$657.09	$369.86	957.71	732.73

Total portfolio balance (1)	$3,173.28	$2,910.29	$3,173.28	$2,910.29
Average portfolio balance (1)	$3,122.28	$2,903.99	3,058.05	2,880.29

Delinquencies (1)
31+ Days	10.87%	10.25%
Repossession Inventory	2.42%	1.47%
Total Delinquencies and Repo. Inventory	13.29%	11.72%

Annualized Net Charge-offs as % of Average Portfolio (1)	7.26%	6.29%	7.55%	5.75%

Recovery rates (1), (2)	30.9%	43.7%	32.1%	42.8%

	For the				For the
	Three months ended				Six months ended
	June 30,				June 30,
	2024		2023		2024		2023
	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)
Interest income	$88.37	11.3%	$82.64	11.4%	$172.66	11.3%	$162.70	11.3%
Mark to finance receivables measured at fair value	5.50	0.7%	–	0.0%	10.50	0.7%	–	0.0%
Other income	2.01	0.3%	2.22	0.3%	4.47	0.3%	5.26	0.4%
Interest expense	(46.71)	-6.0%	(35.71)	-4.9%	(88.68)	-5.8%	(68.47)	-4.8%
Net interest margin	49.17	6.3%	49.15	6.8%	98.95	6.5%	99.49	6.9%
Provision for credit losses	1.95	0.2%	9.70	1.3%	3.59	0.2%	18.70	1.3%
Risk adjusted margin	51.12	6.5%	58.85	8.1%	102.53	6.7%	118.19	8.2%
Other operating expenses (5)	(44.45)	-5.7%	(40.25)	-5.5%	(89.30)	-5.8%	(81.16)	-5.6%
Pre-tax income	$6.67	0.9%	$18.60	2.6%	$13.23	0.9%	$37.04	2.6%

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(1)	Excludes third party portfolios.
(2)	Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.
(3)	Numbers may not add due to rounding.
(4)	Annualized percentage of the average portfolio balance. Percentages may not add due to rounding.
(5)	Total pre-tax expenses less provision for credit losses and interest expense.

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